VOTING AGREEMENT

THIS AGREEMENT is made as of the 9th day of January, 2007.

BETWEEN:

SUMAC CORPORATION LIMITED, a company existing

under the laws of the Province of Nova Scotia (“Sumac”)

-and-

DONALD R. SOBEY, an individual resident in the Town of Stellarton, Province of Nova Scotia (“Sobey”)

(Sumac and Sobey each referred to as a “Shareholder” and collectively referred to as the “Shareholders”)

-and-

6681859 CANADA INC., a corporation existing under the laws of Canada (the “Purchaser”)

WHEREAS Sumac is the registered and beneficial owner of 127,242 Class A voting shares (the “AA Shares”) in the capital of Alliance Atlantis Communications Inc. (the “Corporation”);

AND WHEREAS Sobey is the registered and beneficial owner of 16,814 Class B  non-voting shares (“Class B Shares”) in the capital of the Corporation (the “Principal’s AA Shares”), (the AA Shares and the Principal’s AA Shares together being, the “Subject Shares”);

AND WHEREAS the Purchaser and the Corporation have entered into an arrangement agreement concurrently with the entering into of this Agreement (the “Arrangement Agreement”);

ANDWHEREAS the Shareholders acknowledge that (i) the Purchaser would not enter into the Arrangement Agreement but for the execution and delivery of this Agreement by the Shareholders and (ii) it is a condition of the Purchaser’s obligation under the Arrangement Agreement to consummate the Arrangement that this Agreement be in effect and not be terminated;

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1                                Definitions in Arrangement Agreement

All terms used in this Agreement that are not defined herein and that are defined in the Arrangement Agreement shall have the respective meanings ascribed to them in the Arrangement Agreement.

Section 1.2                                Schedules

The following Schedule attached hereto constitutes an integral part of this Agreement:

Schedule “A”                                Arrangement Agreement

ARTICLE 2

COVENANTS OF THE SHAREHOLDERS

Section 2.1                                General

The Shareholders hereby covenant and agree in favour of the Purchaser that, from the date hereof until the termination of this Agreement in accordance with Article 4, except as permitted by this Agreement:

(a)
at any meeting of shareholders of the Corporation called to vote upon the Arrangement Agreement or the transactions contemplated by the Arrangement Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Arrangement Agreement or the transactions contemplated by the Arrangement Agreement is sought, each Shareholder shall cause its Subject Shares to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) its Subject Shares (i) in favour of the approval of the Arrangement and the Arrangement Agreement and each of the transactions contemplated by the Arrangement Agreement, and (ii) in favour of any other matter necessary for the consummation of the Arrangement.  In connection therewith, each Shareholder hereby appoints the Purchaser as attorney in fact, for so long as this Agreement remains in effect, for and on its behalf to execute a proxy appointing such person designated by the Purchaser to attend and act on behalf of such Shareholder at the meeting of the Corporation in respect of any of the matters referred to in this Subsection 2.1(a) and to act on behalf of such Shareholder on every action or approval by written consent of the Shareholders of the Corporation in respect of such matters, and if pursuant to this power of attorney the Purchaser has executed and notrevoked a proxy in respect of such a meeting, which proxy has been accepted by the Corporation, then in such circumstances the Shareholder shall not be responsible for voting under this Subsection 2.1(a).  The Purchaser shall advise the Shareholder upon executing any proxies in respect of such Shareholder;

(b)
at any meeting of shareholders of the Corporation or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of the Corporation is sought (including by written consent in lieu of a meeting), each Shareholder shall cause its Subject Shares to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) its Subject Shares against (i) any merger agreement or merger (other than the Arrangement Agreement), consolidation, combination, sale or transfer of a material amount of assets, amalgamation, plan of arrangement, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Corporation or any Acquisition Proposal (ii) any amendment of the Corporation’s articles or by-laws or other proposal or transaction involving the Corporation or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Arrangement Agreement or any of the transactions contemplated by the Arrangement Agreement or change in any manner the voting rights of the Subject Shares or any other shares of the Corporation (iii) any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of the Corporation in the Arrangement Agreement, in a Material Adverse Change or in a breach of a representation, warranty, covenant or agreement or other obligation of any Shareholder under this Agreement  and (iv) any action, agreement, transaction or proposal that might reasonably be regarded as being directed towards or likely to prevent or delay the Meeting or the successful completion of the transactions contemplated by the Arrangement Agreement and this Agreement;

(c)	each Shareholder shall not, directly or indirectly, through any officer, director, employee, representative or agent of Sumac or the Corporation:

(i)
solicit, assist, initiate, encourage or otherwise facilitate (including, without limitation, by way of furnishing non-public information, permitting any visit to any facilities or properties of the Corporation or any subsidiary or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, proposals or offers regarding an Acquisition Proposal;

(ii)	engage in or otherwise facilitate any discussions or negotiations regarding or provide any confidential information with respect to any Acquisition Proposal;

(iii)	approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal;

(iv)	withdraw support, or propose publicly to withdraw support, from the transactions contemplated by the Arrangement Agreement;

(v)	enter, or propose publicly to, enter into any agreement related to any Acquisition Proposal;

(d)
the Shareholders will immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with any Person (other than the Purchaser) by the Shareholders or any of the officers, directors, employees, representatives or agents of Sumac with respect to any potential Acquisition Proposal, whether or not initiated by the Shareholders or any of the officers, directors, employees, representatives or agents of Sumac;

(e)
promptly notify the Purchaser by telephone, followed by notice in writing, of any Acquisition Proposal received by the Shareholders after the date hereof, or any request received by the Shareholders after the date hereof for non-public information relating to the Corporation in connection with an Acquisition Proposal.  Such notice shall include a description of the material terms and conditions of any proposal received by the Shareholders and provide such details of the proposal, enquiry or contact as the Purchaser may reasonably request, including the identity of the Person making such proposal, inquiry or contact;

(f)
except in accordance with Section 2.2, each Shareholder agrees not to directly or indirectly, (i) sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate, grant a security or voting interest in or otherwise convey or encumber (each, a “Transfer”), or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any of its Subject Shares to any Person, other than pursuant to the Arrangement Agreement (or for greater certainty pursuant to the Holdco Alternative), or (ii) grant any proxies or power of attorney, deposit any of its Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to its Subject Shares, other than pursuant to this Agreement;

(g)
each Shareholder shall not take any other action of any kind, directly or indirectly, which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of the transactions contemplated by the Arrangement Agreement;

(h)
each Shareholder shall use all commercially reasonable efforts in its capacity as a holder of Subject Shares to assist the Corporation to successfully complete the Arrangement and the other transactions contemplated by the Arrangement Agreement and this Agreement and to oppose any of the matters listed in (i) to (iv) in Section 2.1(b);

(i)	each Shareholder hereby waives any rights of appraisal or rights of dissent from the Arrangement or the transactions contemplated by the Arrangement Agreement that such Shareholder may have;

(j)
each Shareholder hereby agrees to promptly notify the Purchaser and the other Shareholders of the amount of any new equity interests in the Corporation acquired by such Shareholder, if any, after the date hereof.  Any such equity interests shall be subject to the terms of this Agreement as though owned by such Shareholder on the date hereof; and

(k)
each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and shall take all such other action necessary or as Purchaser or any of the other Shareholders may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Section 2.2                                Gifts to Charity

At any time following the Meeting at which the Special Resolution is passed and prior to the Effective Date, each Shareholder shall have the right directly or indirectly to gift any portion of its Subject Shares to various charities provided that such charities agree to the restrictions in Section 3.5 and the Purchaser is satisfied, acting reasonably, that such gift will not affect the ability of the Shareholders to vote such Subject Shares in favour of the Special Resolution or the ability of the Purchaser to acquire such Subject Shares pursuant to the Arrangement or the ability of the Purchaser to claim a tax bump as described in Section 5.1(h) of the Arrangement Agreement.  In the event of an Alternative Transaction, each of the Shareholders shall be entitled, during a period of five (5) Business days prior to the expiration of the period for tendering its Subject Shares, to gift directly or indirectly any portion of its Subject Shares to various charities provided that such charities agree to the restrictions in Section 3.5 and provided that such gifting shall not materially and adversely affect the ability to cause the Alternative Transaction.

Section 2.3                                Co-operation/Alternative Transaction

If the Purchaser concludes after the date of this Agreement that it is necessary or desirable to proceed with a form of transaction other than pursuant to the Arrangement Agreement (including, without limitation, a take-over bid) whereby the Purchaser and/or its affiliates would effectively acquire all the Subject Shares on economic terms and conditions having consequences to each Shareholder (in such Shareholder’s reasonable determination) that are equivalent to or better than those contemplated by this Agreement (any such transaction is referred to as an “Alternative Transaction”), provided that the Purchaser makes available such Alternative Transaction to each shareholder of the Corporation on economic terms and conditions that are equivalent  to those provided to each Shareholder, each Shareholder agrees to support the completion of the Alternative Transaction in the same manner as the Arrangement Agreement, including, in the case of a take-over bid, by causing all of such Shareholder’s Subject Shares to be validly tendered in acceptance of such take-over bid together with the letter of transmittal and, if applicable, notice of guaranteed delivery, and any other documents required in accordance with such take-over bid, and will not withdraw the Shareholder’s Subject Shares from such take-over bid except as expressly otherwise provided in this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1                                Representations and Warranties of Sumac

Each of  Sobey and Sumac hereby, jointly and severally, represents and warrants to and covenants with the Purchaser as follows, and acknowledges that the Purchaser is relying upon such representations, warranties and covenants in entering into this Agreement and the Arrangement Agreement:

(a)
Incorporation; Capacity.  Sumac is a subsisting company under the laws of the Province of Nova Scotia.  Sumac has the requisite corporate power and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

(b)
Authorization.  The execution, delivery and performance of this Agreement by Sumac have been duly authorized by its board of directors and shareholders and no other internal proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereunder.

(c)	Enforceable. This Agreement has been duly executed and delivered by Sumac and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

(d)
Ownership of Shares and Other Securities by Sumac.  Sumac is the sole registered and beneficial owner of the AA Shares.  Sumac does not own or have any interest in any other shares of the Corporation.  Except as contemplated in the Arrangement Agreement, including pursuant to the Holdco Alternative, Sumac is, and, subject to Section 2.2, will be immediately prior to the Effective Date, the registered and beneficial owner of the AA Shares, with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever.

(e)
No Breach.  Neither the execution and delivery of this Agreement by the Shareholders, the consummation by the Shareholders of the transactions contemplated hereby nor the compliance by the Shareholders with any of the provisions hereof will:

(i)
result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) (or give rise to any third party right of termination, cancellation, material modification, acceleration, purchase or right of first refusal) under any provision of the certificate of incorporation, memorandum or articles of association of Sumac, or under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, contract, license, agreement, lease, permit or other instrument or obligation to which any Shareholder is a party or by which any Shareholder or any of its properties or assets (including the Subject Shares) may be bound,

(ii)
require on the part of the Shareholder any filing with (other than pursuant to the requirements of applicable securities legislation (which filings the Shareholder will undertake)) or permit, authorization, consent or approval of, any Governmental Entity or any other Person, or

(iii)
subject to compliance with any approval or Laws contemplated by the Arrangement Agreement, violate or conflict with any judgement, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder or any of its properties or assets.

(f)
No Proceedings. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of the Shareholder, threatened against the Shareholder or any of its properties that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Shareholder’s ability to consummate the transactions contemplated by this Agreement.  There is no order of any Governmental Authority against the Shareholder that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have an adverse effect on the Shareholder’s ability to consummate the transactions contemplated by this Agreement.

(g)
No Agreements. No Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the AA Shares, or any interest therein or right thereto, except pursuant to this Agreement.

(h)
Voting.  The Shareholders have the sole and exclusive right to enter into this Agreement and to vote the Subject Shares as contemplated herein.  None of the Subject Shares is subject to any proxy, power of attorney, attorney-in-fact, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind.

(i)
Consents. No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by Sumac or Sobey in connection with the execution, delivery or performance of this Agreement. It is specifically acknowledged and agreed by the Purchaser that the Purchaser is responsible for any consents required with respect to CRTC Approval whether pursuant to the Arrangement Agreement or this Agreement.

(j)
Legal Proceedings. There are no legal proceedings in progress or pending before any Governmental Entity or threatened against Sumac or Sobey or any judgment, decree or order against Sumac or Sobey that would adversely affect in any manner the ability of any such party to enter into this Agreement and to perform its obligations hereunder or the title of either Shareholder to any of the Subject Shares.

(k)	Investments. Sumac has not, since June 30, 2006, acquired directly or indirectly any debt or shares in the capital of a Prohibited Issuer (as defined in Section 3.4(2)) if existing on the date hereof.

Section 3.2                                Representations and Warranties of Sobey

Sobey hereby represents and warrants to and covenants with the Purchaser as follows, and acknowledges that the Purchaser is relying upon such representations, warranties and covenants in entering into this Agreement:

(a)
Binding.  This Agreement has been duly executed and delivered by Sobey and constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

(b)
Ownership of the Principal’s AA Shares and Other Securities by Sobey.  Sobey is the sole registered and beneficial owner of the Principal’s AA Shares.   Sobey does not own or have any interest in any other shares of the Corporation, except for options that he holds to acquire Class B Shares and except as shareholder of Sumac and as shareholder of a related company owning not more than 10,000 Class A voting shares of the Corporation. Except as contemplated in the Arrangement Agreement, including pursuant to the Holdco Alternative, Sobey is, and will be immediately prior to the Effective Date, the registered and beneficial owner of the Principal’s AA Shares, with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever.

(c)
No Agreements. No Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Principal’s AA Shares, or any interest therein or right thereto, except pursuant to this Agreement.

(d)	Investments. Sobey has not, since June 30, 2006, acquired directly or indirectly any debt or shares in the capital of a Prohibited Issuer (as defined in Section 3.4(2)) if existing on the date hereof.

Section 3.3                                Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Shareholders as follows, and acknowledges that each Shareholder is relying upon such representations and warranties in entering into this Agreement that:

(a)	Capacity. It has the requisite corporate power and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

(b)
Authorization.  The execution, delivery and performance of this Agreement by it have been duly authorized by its board of directors or similar authority and no other internal proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereunder.

(c)
Enforceable.  This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

(d)	No Breach. The execution, delivery and performance by it of this Agreement will not:

(i)	result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights or payment obligation under any provision of:

(A)	its articles or by-laws (or other constating documents);

(B)	any resolution of its board of directors (or any committee thereof) or of its shareholders;

(C)	subject to obtaining the Regulatory Approvals relating to the Purchaser, any applicable Laws; or

(D)	any material Contract to which it or its subsidiaries is a party or by which any of them is bound or their respective properties or assets are bound; or

(ii)
give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available.

(e)
Consents.  No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by it in connection with the execution, delivery or performance of this Agreement other than the Regulatory Approvals relating to it.

(f)
Legal Proceedings. There are no legal proceedings in progress or pending before any Governmental Entity or threatened against it or any judgment, decree or order against it that would adversely affect in any manner its ability to enter into this Agreement and to perform its obligations hereunder.

Section 3.4                                Prohibited Securities

(1)	Each Shareholder hereby declares that it has no current intention to:

(a)	acquire; or

(b)	cause a person, including a trust or partnership, over which it has influence, to acquire,

either directly or indirectly, any shares, warrants, debt instruments or other securities of any Prohibited Issuer (the aforesaid securities are hereinafter referred to as “Prohibited Securities”) with the exception of any Prohibited Securities that such Shareholder may acquire, directly or indirectly by reason of Prohibited Securities being acquired by (i) a mutual fund (or like investment vehicle) over which such Shareholder does not have any influence and in which such Shareholder owns (directly or indirectly) an interest, or by (ii) an independent investment manager who acquires the Prohibited Securities, by reason of its own independent decision and without any consultation with such Shareholder.

(2)
As evidence of each Shareholder’s current intention not to acquire any Prohibited Securities, each Shareholder hereby undertakes that it will not under any circumstances within the twelve (12) month period following the Effective Time:

(a)	acquire any Prohibited Securities (except for those described in (i) or (ii) above); or

(b)	cause any person (including a trust or partnership) over which such Shareholder has influence to acquire Prohibited Securities.

For the purposes of this Section 3.4, a “Prohibited Issuer” means the Purchaser, CanWest Media Works Inc., The Goldman Sachs Group, Inc., GS Capital

Partners Fund VI, L.P., GS Capital Partners VI Offshore L.P., GS Capital Partners Gmbh & Co., GS Credit Partners L.P., CanWest Global Communications Corp., Movie Distribution Income Fund and any company established to, directly or indirectly, acquire the movie distribution business, the television program production and distribution business or the specialty television business currently carried on by the Corporation.

(3)
In addition, where the Purchaser provides notice to a Shareholder either prior to the Effective Time or within the twelve (12) month period following the Effective Time that a particular issuer (“Particular Issuer”) will, directly or indirectly, acquire an asset the value of which is wholly or partly attributable to properties that were owned, directly or indirectly, by the Corporation or any of its subsidiaries, each  Shareholder hereby undertakes that it will not under any circumstances within the twelve (12) month period following the Effective Time:

(a)
acquire any shares, warrants, debt instruments or other securities of the Particular Issuer (except with the exception of any such securities that the Shareholder may acquire, directly or indirectly by reason of such securities being acquired by (a) a mutual fund (or like investment vehicle) over which the Shareholder does not have any influence and in which the Shareholder owns (directly or indirectly) an interest, or by (b) an independent investment manager who acquires such securities, by reason of its own independent decision and without any consultation with the Shareholder); or

(b)	cause any person (including a trust or partnership) over which the Shareholder has influence to acquire such securities.

ARTICLE 4

TERMINATION

Section 4.1                                Automatic Termination

This Agreement shall automatically terminate upon (i) termination of the Arrangement Agreement where the Purchaser is not proceeding with an Alternative Transaction supported by the Corporation, or (ii) the Corporation and the Purchaser  amending the Arrangement Agreement in a manner that results in a reduction of the purchase price payable per Subject Share.

Section 4.2                                Agreement to Terminate

This Agreement may be terminated by a written instrument executed by each of the Purchaser and the Shareholders.

Section 4.3                                Effect of Termination

If this Agreement is terminated in accordance with this Article 4, the provisions of this Agreement will become void and no party shall have liability to any other party, except in respect of a breach of this Agreement which occurred prior to such termination and each Shareholder shall be entitled to withdraw any form of proxy in respect of the Special Resolution and withdraw any certificate of Non-Participation which it may have given or, if applicable, to withdraw any deposited Subject Shares to any take-over bid.

ARTICLE 5

GENERAL

Section 5.1                                Further Assurances

Each of the Shareholders and the Purchaser will, from time to time, execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require and at the requesting party’s cost to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 5.2                                Disclosure

Except as required by applicable laws or regulations or by any Governmental Entity or in accordance with the requirements of any stock exchange, no party shall make any public announcement or statement with respect to this Agreement without the approval of the other, which shall not be unreasonably withheld or delayed.  Moreover, the parties agree to consult with each other prior to issuing each public announcement or statement with respect to this Agreement, subject to the overriding obligations of applicable Laws.  The Shareholders consent to the details of this Agreement being described in any information circular prepared by the Corporation in connection with the Arrangement and in any take-over bid circular prepared by the Purchaser with respect to any offer to acquire Class A voting shares or Class B non-voting shares of the Corporation and in any material change report prepared by  Guarantor in connection with the execution and delivery of this Agreement and the Arrangement Agreement.

Section 5.3                                Fiduciary Obligations.

The Purchaser agrees and acknowledges that the Shareholders are bound hereunder solely in their capacity as shareholders of the Corporation, and that the provisions hereof shall not be deemed or interpreted to bind any Shareholder or any director, officer or shareholder of Sumac in his capacity as a director of the Corporation or Sumac.  For the avoidance of doubt, nothing in this Agreement shall limit any person from fulfilling his fiduciary duties as a director or officer of the Corporation or Sumac.

Section 5.4                                Time

Time shall be of the essence of this Agreement.

Section 5.5                                Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and of Canada applicable therein (without regard to conflict of laws principles).

Section 5.6                                Entire Agreement

This Agreement, including the schedules hereto and the provisions of the Arrangement Agreement incorporated herein by reference, constitutes the entire agreement and understanding between and among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto.

Section 5.7                                Amendments

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all of the parties hereto.

Section 5.8                                Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

Section 5.9                                Assignment

The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto, except that the Purchaser may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to an affiliate, without reducing its own obligations hereunder.

Section 5.10                                Survival

The representations and warranties in Section 3.1(k) and Section 3.2(d) and the covenants in Section 3.4 contained in this Agreement on the part of each of the parties shall survive the Effective Date, the execution and delivery under this Agreement of any share or security transfer instruments or other documents of title to any of the Subject Shares and the payment of the consideration for the Subject Shares pursuant to the terms of the Arrangement.

Section 5.11                                Notices

Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered, or sent by telecopier, in the case of:

(a)	the Purchaser, addressed as follows:

31st Floor, 201 Portage Avenue

CanWest Global Place

Winnipeg, MB R3B 3L7

Attention:                           Richard M. Leipsic

Fax No.:                           204.947.9841

with a copy (which shall not constitute notice) to:

Osler Hoskin & Harcourt LLP

Box 50, One First Canadian Place

Toronto, ON M5X 1B8

Attention:                           Linda Robinson

Fax No.:                           416.862.6666

- and -

McCarthy Tetrault LLP

Suite 4700, Toronto Dominion Bank Tower

Toronto, ON M5K 1E6

Attention:                           Garth M. Girvan

Fax No.:                           416-868-0673

- and-

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:                           Daniel A. Neff

Fax No.:                           212-403-2000

(b)	the Shareholders, addressed as follows:

c/o Sumac Corporation Limited
115 King Street

Stellarton, Nova Scotia     B0K 1S0

Attention:                         Donald R. Sobey

Fax No.:                         902-755-6477

with a copy (which shall not constitute notice) to:

Stewart McKelvey

Suite 900, 1959 Upper Water Street

Halifax, Nova Scotia    B3J  3N2

Attention:                         Mark Bursey

Fax No.:                         902-420-1417

or to such other address as the relevant person may from time to time advise by notice in writing given pursuant to this Section.  The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or sending thereof if sent or delivered during normal business hours on a Business Day at the place of receipt and, otherwise, on the next following Business Day.

Section 5.12                                Specific Performance and other Equitable Rights

It is recognized and acknowledged that a breach by any party of any material obligations contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Accordingly, in the event of any such breach, any aggrieved party shall be entitled to the remedy of specific performance of such obligations and interlocutory, preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

Section 5.13                                Expenses

Each of the parties shall pay its respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

Section 5.14                                Counterparts

This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement, and delivery of the counterparts may be effected by means of telecopier transmission.

[end of page]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

SUMAC CORPORATION LIMITED		6681859 CANADA INC.
By:	Donald R. Sobey	By:	Richard Leipsic
	Signature		Signature
	Name:		Name: Richard Leipsic
	Title:		Title: Director
By:		By:	Steven Mayer
	Signature		Signature
	Name:		Name: Steven Mayer
	Title:		Title: Director

Donald R. Sobey
Witness	Donald R. Sobey

SCHEDULE “A”

ARRANGEMENT AGREEMENT